ProPhase Establishes 2.5 Million Share Equity Line

DOYLESTOWN, PA--(Marketwire – November 27, 2012) - ProPhase Labs, Inc. (NASDAQ: PRPH) (www.ProPhaseLabs.com) announced today that on November 26, 2012, it entered into an Investment Agreement (the “Investment Agreement”) with Dutchess Opportunity Fund, II, LP, a Delaware limited partnership (“Dutchess”). Pursuant to the Investment Agreement, Dutchess committed to purchase, subject to certain restrictions and conditions, up to 2,500,000 shares of the Company’s common stock, over a period of 36 months from the first trading day following the effectiveness of the registration statement registering the resale of shares purchased by Dutchess pursuant to the Investment Agreement.

The Company may in its discretion draw on the facility from time to time, as and when the Company determines appropriate in accordance with the terms and conditions of the Investment Agreement. The maximum number of shares that the Company is entitled to put to Dutchess in any one draw down notice is the greater of: (i) 500% of the average daily volume of the Company’s common stock traded on the NASDAQ Global Market for the one (1) trading day prior to the date of delivery of the applicable draw down notice, multiplied by the closing price for such trading day, or (ii) $250,000. Additional details are available in the Company’s SEC filing on Form 8-K.

Ted Karkus, Chairman and Chief Executive Officer of the Company, stated: “The availability of this equity line enables the Company to raise capital as needed in a highly efficient manner and without incurring any debt. As previously reported, the Company’s balance sheet reflects Shareholder’s Equity at a level slightly below the level required to maintain our current NASDAQ listing. The combination of ongoing litigation expenses, new product development, enhanced marketing and brand building activities, and other corporate projects makes clear that setting up this equity line is prudent. There are no options, warrants or convertible debt associated with the equity line. We will seek to use the equity line, to the extent needed, at such times as are appropriate in view of market and other conditions.”

About ProPhase Labs

ProPhase Labs is a diversified natural health medical science company. It is a leading marketer of the Cold-EEZE® Cold Remedy brand as well as other cold relief products. Cold-EEZE® zinc gluconate lozenges are clinically proven to significantly reduce the severity and duration of the common cold. Cold-EEZE® customers include leading national retailers, chain food, drug and mass merchandise stores, wholesalers and distributors, as well as independent pharmacies. ProPhase Labs has several wholly owned subsidiaries including a manufacturing unit, which consists of an FDA registered facility to manufacture Cold-EEZE® lozenges and fulfill other contract manufacturing opportunities. ProPhase also owns 50% of Phusion Laboratories, LLC ("Phusion"). Phusion licenses a revolutionary proprietary technology that has the potential to improve the delivery and/or efficacy of many active ingredients or compounds. Phusion will formulate and test products to exploit market opportunities within ProPhase's robust over-the-counter distribution channels. For more information visit us at www.ProPhaseLabs.com.

Forward Looking Information

Except for the historical information contained herein, this document contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks and uncertainties, including the difficulty of the acceptance and demand for our products, the impact of competitive products and pricing, the timely development and launch of new products, and the risk factors listed from time to time in our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any subsequent SEC filings.

Contact:

Press Only Contact
Jenny Miranda
5W Public Relations
Tel: (212) 584-4295
jmiranda@5wpr.com

Investor Contact
Ted Karkus
Chairman and CEO
ProPhase Labs, Inc.
(215) 345-0919 x 0